EXHIBIT 10.3

ASHLAND SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

FOR CERTAIN EMPLOYEES

(Effective January 1, 2011)

TABLE OF CONTENTS

ARTICLE 1. PURPOSE AND EFFECTIVE DATE		1
1.1	Purpose	1
1.2	Effective Date.	1

ARTICLE 2. DEFINITIONS		2
2.1	Account.	2
2.2	Ashland .	2
2.3	Beneficiary.	2
2.4	Board.	2
2.5	Change in Control.	2
2.6	Code	3
2.7	Committee.	3
2.8	Compensation.	3
2.9	Disabled or Disability	3
2.10	Effective Date.	3
2.11	Effective Retirement Date:	3
2.12	Eligible Employee.	4
2.13	Employer.	4
2.14	ERISA.	4
2.15	Identification Date.	4
2.16	Incentive Compensation Plan.	4
2.17	Key Employee.	5
2.18	Participant.	5
2.19	Performance-Based Compensation	5
2.20	Plan	5
2.21	Plan Year.	5
2.22	Related Employer.	5
2.23	Separation from Service.	5
2.24	Unforeseeable Emergency.	5
2.25	Valuation Date.	5

ARTICLE 3. PARTICIPATION
3.1	Participation	6
3.2	Termination of Participation	6

ARTICLE 4. PARTICIPANT CONTRIBUTIONS
4.1	Deferral Agreement	7
4.2	Amount of Deferral	7
4.3	Timing of Election to Defer	7
4.4	Payment Schedule and Form of Payment	8
4.5	Time of Distribution or Transfer	8
4.6	Death Before Payment	8
4.7	Distribution Exceptions	8

i

ARTICLE 5. EMPLOYER CONTRIBUTIONS
5.1	Matching Contributions	10
5.2	Other Employer Contributions	10

ARTICLE 6. ACCOUNTS AND CREDITS/OTHER ADJUSTMENTS
6.1	Contribution Credits to Account	11
6.2	Interest Earnings Credits to Account	11
6.3	Adjustment of Accounts	11

ARTICLE 7. RIGHTS TO BENEFITS
7.1	Vesting	12
7.2	Amount of Benefits	12

ARTICLE 8. DISTRIBUTION OF BENEFITS
8.1	Method and Timing of Distributions	13
8.2	Unforeseeable Emergency	13
8.3	Key Employees	13
8.4	Permissible Delays in Payment	14

ARTICLE 9. AMENDMENT AND TERMINATION
9.1	Amendment by Employer	17
9.2	Retroactive Amendments	17
9.3	Plan Termination	17
9.4	Distribution Upon Termination of the Plan. .	18

ARTICLE 10. THE TRUST
10.1	Establishment of Trust:.	19
10.2	Grantor Trust:.	19

ARTICLE 11. PLAN ADMINISTRATION
11.1	Powers and Responsibilities of the Employer	20
11.2	Powers and Responsibilities of the Committee.	20
11.3	Claims and Review Procedures	21
11.4	Plan Administrative Costs	21

ARTICLE 12. MISCELLANEOUS
12.1	Unsecured General Creditor of the Employer	22
12.2	Employer's Liability	22
12.3	Limitation of Rights	22
12.4	Anti-Assignment	22
12.5	Facility of Payment	23
12.6	Notices	23
12.7	Tax Withholding	23

ii

12.8	Indemnification	23
12.9	Permitted Acceleration of Payment	24
12.10	No Guarantee or Employment or Participation	24
12.11	Unclaimed Benefit	25
12.12	Governing Law	25
12.13	Erroneous Payment	25

iii

ARTICLE 1.

PURPOSE AND EFFECTIVE DATE

1.1           Purpose.  The purpose of the Plan is to provide deferred compensation for designated employees.  This Plan is a supplemental retirement arrangement for a select group of management.

1.2           Effective Date  The Ashland, Inc. Supplemental Defined Contribution Plan for Certain Employees is effective January 1, 2011.

ARTICLE 2.
DEFINITIONS

Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise.  Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1           "Account"  means an account established for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains, losses or distributions included thereon.  The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to the Plan.  Separate Accounts shall be established for a Participant by Plan Year and by type of contribution to the Participant.

2.2           "Ashland"  means Ashland Inc. and its present or future subsidiaries.

2.3           “Beneficiary”  means the persons, trusts, estates or other entities designated in writing by a Participant, or otherwise entitled under Section 6.2 to receive benefits under the Plan upon the death of a Participant.

2.4           "Board"  means the Board of Directors of Ashland Inc.

2.5           "Change in Control"  shall be deemed to occur (1) upon approval of the shareholders of Ashland (or if such approval is not required, upon the approval of the Board) of (A) any consolidation or merger of the Company (a “Business Combination”), other than a consolidation or merger of the Company into or with a direct or indirect wholly-owned subsidiary, in which the shareholders of the Company own, directly or indirectly, less than 50% of the then outstanding shares of common stock of the Business Combination that are entitled to vote generally for the election of directors of the Business Combination or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Ashland, provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of Ashland shall be deemed to occur unless assets constituting 80% of the total assets of Ashland are transferred pursuant to such sale, lease exchange or other transfer, or (C) adoption of any plan or proposal for the liquidation or dissolution of Ashland, (2) when any person (as defined in Section 3(a)(9) or 13(d) of the Exchange Act), other than Ashland or any subsidiary or employee benefit plan or trust maintained by Ashland, shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of Ashland’s Common Stock outstanding at the time, without the approval of the Board, or (3) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Ashland’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

2.6           "Code"  means the Internal Revenue Code of 1986, as amended.

2.7           "Committee"  means the Personnel and Compensation Committee of the Board of Directors and its designees.

2.8           "Compensation"  shall mean the Performance Based Compensation paid under the Incentive Compensation Plan.

2.9           "Disabled" or "Disability"  means a determination by the Employer that the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer or any Related Employer.  A Participant also will be considered disabled if he is determined (a) to be totally disabled by the Social Security Administration, or (b) to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation Section 1.409A-3(i)(4).  Corporate Human Resources or its delegate shall determine whether a Participant has incurred a Disability.

2.10           "Effective Date"  means January 1, 2011.

2.11           “Effective Retirement Date” – means:

(a)
In General.  The Effective Retirement Date of an Employee that is a Participant under this Plan is whichever of the following applies, so long as the Participant has at least Periods of Service of five years.

(1)	The Effective Retirement Date is the first day of the month following the date a Participant incurs a Separation from Service -
(i)	on or after the date the sum of the Participant’s Age and Periods of Service is 80; or

(ii)	on or after the date the Participant attains Age 55.

(2)	The Effective Retirement Date of a Participant that incurs a Termination of Employment before the dates specified in (1) above is the first day of the month following the date the Participant attains Age 55.

(b)
Change in Control.  The Effective Retirement Date in the event of a Change in Control of a Participant considered to be a Level I or II Participant who has a Change in Control Agreement shall be the first day of the month following (i) such Participant’s termination for reasons other than “Cause” or (ii) such Participant’s resignation for “Good Reason” (as they are defined in the applicable Change in Control Agreement).  The Effective Retirement Date in the event of a Change in Control of a Participant considered to be a Level III, IV or V Participant, or who is considered to be a Level I or II Participant and who does not have a Change in Control Agreement, shall be the first day of the month following such Participant’s termination for reasons other than “Cause”.  For Participant’s who do not have a Change in Control Agreement with Ashland, “Cause” shall have the meaning given to that word in Section 3.02.  In the event a Change in Control, all Participants shall be completely vested in their Plan benefits, regardless of the number of their years of Continuous Service.  For purposes of this Section a Level I, II, III, IV or V Participant shall be determined in accordance with the salary  pay band grades on the records of the Company or any succeeding equivalent compensation grade designation.

2.12           "Eligible Employee"  means an employee of the Employer who is determined by the Employer to be a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, who are classified in base salary and grades 21 and above and are not eligible for the SERP as of January 1, 2011.

2.13           “Employer” means Ashland and any Related Employer that participates in the Plan.

2.14           "ERISA"  means the Employee Retirement Income Security Act of 1974, as amended.

2.15           "Identification Date"  means the date as of which Key Employees are determined, which shall be December 31 of each calendar year.

2.16           "Incentive Compensation Plan"  means the annual bonus paid to Employees in base salary pay and grades 21 and above under the applicable incentive compensation plan.

2.17           "Key Employee"  means a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) who satisfies the conditions set forth in Section 7.5.

2.18           "Participant"  means an Eligible Employee who commences participation in the Plan in accordance with Article 2.

2.19           "Performance-Based Compensation"  means performance-based compensation within the meaning of Treasury Regulation Section 1.409A-1(e).

2.20           "Plan"  means the Ashland Inc. Supplemental Deferred Compensation Plan for Certain Employees.

2.21           "Plan Year"  means the 12-month period commencing October 1 and ending on September 30.

2.22           "Related Employer"  means Ashland and (a) any corporation that is a member of a controlled group of corporations as defined in Code Section 414(b) that includes Ashland, and (b) any trade or business that is under Common Control as defined in Code Section 414(c) that includes Ashland.

2.23           "Separation from Service"  means a Participant's termination of employment with the Employer or Related Employer for any reason other than death that meets the requirements of the definition of "separation from service" set forth in Treasury Regulation Section 1.409A-1(h).  For purposes of determining whether a Separation from Service has occurred, the 20% default threshold set forth in Treasury Regulation Section 1.409A-1(h)(1)(ii) shall be utilized.

2.24           "Unforeseeable Emergency"  means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary, or the Participant's dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The purchase of a home and the payment of college tuition are not unforeseeable emergencies.

2.25           "Valuation Date"  means each business day of the Plan Year.

ARTICLE 3.

PARTICIPATION

3.1           Participation.  Each Eligible Employee shall be eligible to participate upon satisfying the following requirements.

(a)           Participant Contributions.  Each Eligible Employee of the Employer shall be eligible to defer his or her Incentive Compensation upon executing an acknowledgement of participation in the plan in the form an manner as deemed appropriate by the Committee.  The acknowledgement will provide the Eligible Employee elects to participate in the Plan and the deferral amount will be determined by the Participant's deferral election under the Ashland Inc. Employee Savings Plan (the "Savings Plan") in effect on the last of the Election Period as defined in Section 4.3 of the Plan.

(b)           Company Contributions.  Each Eligible Employee of the Employer who elects to participate in the Plan shall be eligible to receive Matching Contributions, Basic Retirement Contributions and Performance Retirement Contributions in accordance with the provisions of Article 4, as soon as administratively feasible after completing a One-Year Period of Service, provided the Employee is an employee of the Employer as of such date.

3.2           Termination of Participation.  The Employer may terminate a Participant's participation in the Plan but any such termination at the direction of the Employer shall not take effect until the first day of the next Plan Year.

ARTICLE 4.
PARTICIPANT CONTRIBUTIONS

4.1           Deferral Agreement.  Each Eligible Employee may elect prior to the beginning of a Plan Year to defer his Incentive Compensation for such upcoming Plan Year by executing, in writing or electronically, a deferral agreement in accordance with rules and procedures established by the Employer and the provisions of this Article 4.  For purposes of the Plan, the deferral agreement shall be the deferral agreement entered into by the Participant under the Ashland Inc. Employee Savings Plan (the "Savings Plan") as in effect on the last day of the Election Period; provided, however, any subsequent modification to the deferral agreement under the Savings Plan during the Plan Year shall not apply to this Plan.

4.2           Amount of Deferral.  An Eligible Employee may elect to defer up to 100% of his Incentive Compensation (net of applicable tax withholding and payroll deductions) for a Plan Year.    The deferral amount is the amount designated on the deferral agreement.

4.3           Timing of Election to Defer.  The period during which an Eligible Employee must complete a deferral agreement for an upcoming Plan Year is hereafter referred to as an "Election Period."  The Election Period for the first Plan Year shall be December 1 to December 31.  Thereafter, the Election Period shall be September 1 to September 30.  The Plan Year shall be established by the Employer.  In no event shall the last day of any Election Period, so established, be later than on or before the date that is six months before the end of the performance period, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made, and provided further that in no event may an election to defer Performance-Based Compensation be made after such compensation has become readily ascertainable.  A new deferral agreement must be timely executed for each Plan Year during which the Eligible Employee desires to defer Incentive Compensation.  An Eligible Employee who does not timely execute a deferral agreement shall be deemed to have elected zero deferrals of Incentive Compensation for such Plan Year.

Except as otherwise provided below, an Employee who is designated as an Eligible Employee during a Plan Year may elect to defer Incentive Compensation otherwise paid for services to be performed during the remainder of such Plan Year subsequent to such election in accordance with the rules of this Section 4.3 by executing a deferral agreement within 30 days after the date the employee is designated as an Eligible Employee.  Incentive Compensation that is based on a specified performance period that begins before the Eligible Employee executes his deferral agreement, the election will apply to the portion of such Incentive Compensation equal to the total amount of Incentive Compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.  The rules of this paragraph shall not apply if the Eligible Employee is currently participating in or has participated in, within the last 24 months, this Plan or a "Plan" as defined by Treasury Regulation Section 1.409A-1(c) sponsored by the Employer or any Related Employer that is required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2).

Except as otherwise provided in this Section, a deferral agreement may not be changed or revoked after the last day of the Election Period; provided, however, in the event that the Employer determines subsequent to the end of an Election Period but prior to the beginning of the upcoming Plan Year that a Participant will not be eligible to defer Incentive Compensation into the Plan during the upcoming Plan Year, then such a Participant's deferral agreement is automatically revoked to the extent permitted by Code Section 409A.  A Participant's deferral elections for the remainder of the Plan Year will be cancelled in the following circumstances: (i) on account of the Participant's Disability in accordance with Treasury Regulation Section 1.409A-3(j)(4)(xii); (ii) on account of a distribution under the Plan to the Participant due to Unforeseeable Emergency, or (iii) on account of a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3) under the Savings Plan, or any successor thereto, to the Participant.

4.4           Payment Schedule and Form of Payment.  The Participant's benefit under the Plan shall be transferred to the Ashland Inc. Deferred Compensation Plan for Employees on the Participant’s Effective Retirement Date (or as soon thereafter as reasonably possible), and held pursuant to the terms of that Plan and thereafter distributed as provided thereunder.  Notwithstanding anything in the Plan to the contrary, a Participant who is a Key Employee shall not have the distribution of his or her benefit which is made on account of Separation from Service commence on a date earlier than the first day of the seventh month following his Separation from Service.

4.5           Time of Distribution or Transfer.  Subject to the required delay of a distribution or transfer of a Plan benefit for an eligible employee who is a Key Employee, the transfer of a benefit provided in this Section shall be paid by the later of (a) the end of the calendar year in which occurs the Effective Retirement Date or (b) the 15th day of the third calendar month following such date.

4.6           Death Before Payment.  If a Participant dies before his or her Effective Retirement Date, the benefit that would have been paid to such Participant had he or she survived to his or her Effective Retirement Date shall be transferred to the Ashland Inc. Deferred Compensation Plan for Employees and paid to the Beneficiary designated by such Participant under the terms of that plan.

4.7           Distribution Exceptions.  Notwithstanding anything in the Plan to the contrary, the following shall apply to the distribution of benefits under the Plan:

(a)           Distribution shall be made pursuant to a domestic relations order as described in Section 12.4; and

(b)           Distribution may be made in the discretion of Ashland for any other permitted purpose under Treas. Reg. section 1.409A-3(j)(4)(ii)-(xiv).

ARTICLE 5.
EMPLOYER CONTRIBUTIONS

5.1           Matching Contributions.  Effective for each Plan Year commencing on or after January 1, 2011, the Employer will credit the Participant's Account with a matching contribution in an amount equal to 100% of the Participant's elective deferrals not exceeding 4% of the Participant's Incentive Compensation for such Plan Year, but only if the Participant is employed by the Employer on the date the matching contribution would otherwise be credited to the Participant's Account.  Matching contributions shall be credited as of the date the deferred Incentive Compensation on which the matching contribution is based is credited and would otherwise have been paid to the Participant.

5.2           Other Employer Contributions.

(a)           Performance Retirement Contribution.  To the extent Ashland makes a Performance Retirement Contribution under the Ashland Inc. Employee Savings Plan for a Plan Year, the Employer shall credit each Participant’s Account with a contribution equal to the declared Performance Retirement Contribution percentage multiplied by the Participant’s Incentive Compensation for the Plan Year.

(b)           Basic Retirement Contribution.  Participants shall be credited with a Basic Retirement Contribution based on a percentage of the Participant’s Incentive Compensation determined in accordance with the following table:

Period of Service	Percentage of Compensation
1-10 Years	1.5%
11-20 Years	3.0%
21 or more Years	4.5%

For purposes of this Section, Periods of Service shall be determined in accordance with the provisions of the Ashland Inc. Employee Savings Plan.

ARTICLE 6.
ACCOUNTS AND CREDITS/OTHER ADJUSTMENTS

6.1           Contribution Credits to Account.  A Participant's Account will be credited for each Plan Year with (a) the amount of his elective deferrals under Section 4.1 at the time the amount subject to the deferral election would otherwise have been paid to the Participant and the amount of Employer contributions credited on his behalf under Article 5.  Separate Accounts shall be maintained for each Participant for each Plan Year for which contributions are credited to the Participant and for each type of contribution.

6.2           Earnings Credits to Account.  The Participant's Account shall be credited (or debited) on each Valuation Date with income (or loss) based upon a hypothetical investment in any one or more of the investment options available under the Plan, as prescribed by the Committee, for the particular Compensation credited.  The crediting or debiting on each Valuation Date of income (or loss) shall be made for the each respective Account.  All investments of a Participant’s Account shall be valued at fair market value.  Additionally, all distributions, investments and investment exchanges allowed and made under the Plan shall be as of the relevant Valuation Date at fair market value.

6.3           Adjustment of Accounts.  Each Account maintained for a Participant shall be adjusted for interest credits and any expenses allocable under the terms of the Plan to the Account.  The Account shall be adjusted as of each Valuation Date to reflect: (a) the interest credits and expenses described above; (b) amounts credited pursuant to Section 5.2; and (c) distributions or withdrawals.

ARTICLE 7.
RIGHT TO BENEFITS

7.1           Vesting.  A Participant, at all times, has a 100% nonforfeitable interest in the amounts credited to his Accounts attributable to his elective deferrals made in accordance with Section 4.1.  Unless a Participant is terminated for Cause, a Participant shall have a 100% nonforfeitable right to the Employer Contributions under the Plan.  If a Participant is terminated for Cause the Participant shall forfeit all rights to his or her Accounts representing Employer Contributions.

7.2           Amount of Benefits.  The vested amounts credited to a Participant's Accounts as determined under Articles 5 and 6 shall determine and constitute the basis for the value of benefits payable to the Participant under the Plan.

ARTICLE 8.
DISTRIBUTION OF BENEFITS

8.1           Method and Timing of Distributions.  Except as otherwise provided under the Plan, distributions under the Plan shall be made in accordance with Article 4 of the Plan.

8.2           Unforeseeable Emergency.  A Participant or a Participant’s legal representative may submit an application for a distribution from the Participant's Accounts because of an Unforeseeable Emergency.  The amount of the distribution shall not exceed the amount necessary to satisfy the needs of the Unforeseeable Emergency.  Such distribution shall include an amount to pay taxes reasonably anticipated as a result of the distribution.  The amount allowed as a distribution under this Section shall take into account the extent to which the Unforeseeable Emergency may be relieved by reimbursement, insurance or liquidation of the Participant’s assets (but only to the extent such liquidation would itself not cause a severe financial hardship).  The distribution shall be made in a single sum and paid as soon as practicable after the application for the distribution on account of the Unforeseeable Emergency is approved.  The provisions of this Section shall be interpreted and administered in accordance with applicable guidance that may be issued by the Treasury.

(a)           Disability.  A Participant or a Participant’s legal representative may submit an application for a distribution from the Participant's Accounts because of the Participant’s Disability.  The distribution shall be made in a single sum and paid as soon as practicable after the application for the distribution on account of the Participant’s Disability is approved.  The provisions of this Section shall be interpreted and administered in accordance with applicable guidance that may be issued by the Treasury.  If such guidance should allow an election of a period or form of distribution at the time of the application for a distribution on account of the Participant’s Disability then the Plan shall allow such elections.

(b)           Prohibition on Acceleration.  Except as otherwise provided in the Plan and except as may be allowed in guidance from the Secretary of the Treasury, distributions from a Participant’s Compensation Account(s) may not be made earlier than the time such amounts would otherwise be distributed pursuant to the terms of the Plan.

8.3           Key Employees.  In no event shall a distribution made to a Key Employee from his Accounts due to his Separation from Service occur before the date which is six months after his Separation from Service, or, if earlier, his date of death.  For purposes of this Section 7.5, a Key Employee means an employee of an employer, including any corporation that is a member of a controlled group of corporations as defined in Code Section 414(b) that includes the employer and any trade or business that is under common control as defined in Code Section 414(c) with the employer, any of whose stock is publicly traded on an "established securities market," within the meaning of Section 1.409A-1(k), or otherwise who satisfies the requirements of Code Sections 416(i)(1)(A)(i), (ii) or (iii), determined without regard to Code Section 416(i)(5), at any time during the 12-month period ending on the Identification Date.  An employee who is determined to be a Key Employee on an Identification Date shall be treated as a Key Employee for purposes of the six-month delay in distributions set forth in this Section 7.5 for the 12-month period beginning on the first day of the fourth month following the Identification Date.  Whether any stock of the Employer or any Related Employer is traded on an established securities market or otherwise is determined on the date a Participant experiences a Separation from Service.  Installment distributions to a Key Employee that are delayed due to the application of the requirements of this Section 7.5 shall commence as of the earliest date permitted by Code Section 409A.  This Section 7.5 shall not apply to any of the following distributions: (i) a distribution upon the Participant's Disability in accordance with Section 6.3 or upon a Change in Control in accordance with Section 6.4, provided that the Participant's Separation from Service did not precede such Disability or Change in Control; or (ii) an accelerated distribution made in accordance with Section 11.9.

8.4           Permissible Delays in Payment.  Distributions may be delayed beyond the date payment would otherwise occur in accordance with the provisions of Articles 6 and 7 in any of the following circumstances:

(a)
Payments Subject to Code Section 162(m).  The Employer may delay payment if it reasonably anticipates that its deduction with respect to such payment would not be permitted due to the application of Code Section 162(m); provided, however, that (i) the deduction limitation of Code Section 162(m) shall be applied to all payments to similarly situated Participants on a reasonably consistent basis; (ii) the payment must be made either during the Participant's first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section162(m) or during the period beginning with the date of the Participant's Separation from Service (or, if the Participant is a Key Employee, beginning with the date that is six months after Separation from Service) and ending on the later of the last day of the Employer's taxable year in which the Participant incurs a Separation from Service for the 15th day of the third month following the Participant's Separation from Service (or, if the Participant is a Key Employee, the 15th day of the third month following the date that is six months after Separation from Service); (iii) where any payment to a particular Participant is delayed because of Code Section 162(m), the delay in payment will be treated as a subsequent deferral election, subject to the rules set forth in Section 7.2, unless all scheduled payments to such Participant that could be delayed are also delayed; and (iv) no election may be provided to a Participant with respect to the timing of payment hereunder.

(b)
Payments that would violate Federal Securities Laws or Other Applicable Law.  The Employer may also delay payment if it reasonably anticipates that the marking of the payment will violate Federal securities laws or other applicable laws provided payment is made at the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation.

(c)
Other Events and Conditions.  The Employer also reserves the right to delay payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as may be otherwise required under Code Section 409A, a payment is treated as made upon the date contemplated under the provisions of the Plan if the payment is made at such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the date contemplated by the Plan.  If calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Participant (or Participant's Beneficiary), the payment will be treated as made upon the date contemplated by the Plan if the payment is made during the first calendar year in which the payment is administratively practicable.  Similarly, if the funds of the Employer are not sufficient to make the payment at the date specified under the Plan without jeopardizing the solvency of the Employer, the payment will be treated as made upon the date contemplated by the Plan if the payment is made during the first calendar year in which the funds of the Employer are sufficient to make the payment without jeopardizing the solvency of the Employer.

(a)           If a payment is not made, in whole or in part, as of the date contemplated by the Plan because the Employer refuses to make such payment, the payment will be treated as made upon the date contemplated by the Plan if the Participant accepts the portion (if any) of the payment that the Employer is willing to make (unless such acceptance will result in forfeiture of the claim to all or part of the remaining account), makes prompt and reasonable, good faith efforts to collect the remaining portion of the payment and any further payment (including payment of a lesser amount that satisfies the obligation to make the payment) is made no later than the end of the first calendar year in which the Employer and the Participant enter into a legally binding settlement of such dispute, the Employer concedes that the amount is payable, or the Employer is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.  For purposes of this paragraph, efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless the Participant provides notice to the Employer within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the Treasury Regulations promulgated under Code Section 409A, and unless, if not paid, the Participant takes further enforcement measures within

180 days after such latest date.  For purposes of this paragraph, the Employer is not treated as having refused to make a payment where pursuant to the terms of the Plan the Participant is required to request payment, or otherwise provide information to take any other action, and the Participant has failed to take such action.  In addition, for purposes of this paragraph, the Participant is deemed to have requested that a payment not be made, rather than the Employer having refused to make such payment, where the Employer's decision to refuse to make the payment is made by the Participant or a member of the Participant's family (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or any person or group of persons over whom the Participant's family member has effective control, or any person any portion of whose compensation is controlled by the Participant or the Participant's family member.

ARTICLE 9.
AMENDMENT AND TERMINATION

9.1           Amendment by Employer.  The Employer reserves the sole right to amend the Plan pursuant to a resolution of its Board of Directors.  An amendment must be in writing and executed by a representative of the Employer authorized to take such action.  The Employer hereby reserves the right to amend the Plan without the consent of the Participants in the future, as required to comply with any present or future law, regulation or rule applicable to the Plan, including, but not limited to Code Section 409A and all applicable guidance promulgated thereunder, and to prevent any Participant from becoming subject to any additional tax or penalty under Code Section 409A.  No amendment can directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of his vested Account which had accrued prior to the amendment, except to the extent required by the Code or other applicable law.

9.2           Retroactive Amendments.  An Amendment made by the Employer in accordance with Section 8.1 may be made effective on a date prior to the first day of the Plan Year in which it is adopted.  Any retroactive amendment by the Employer shall be subject to the provisions of Section 8.1

9.3           Plan Termination.  The Plan will terminate automatically as of the date that no amounts remain to be distributed under the Plan.

The Employer reserves the right to terminate the Plan and accelerate the time and form of payment of all amounts to be distributed under the Plan in accordance with the following provisions of this Section 8.3.  The Employer may make an irrevocable election to terminate the Plan and distribute all amounts credited to all Participant Accounts within the 30 days preceding or the 12 months following a Change in Control, as determined in accordance with the rules set forth in Section 6.4.  For this purpose, the Plan will be treated as terminated only if all other arrangements sponsored by the Employer or any Related Employer immediately after the time of the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation Section 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the Change in Control, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date the Employer irrevocably takes all necessary action to terminate and liquidate the Plan and such other arrangements.  In addition, the Employer reserves the right to terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of Title 11 of the United States Code, provided that amounts deferred under the Plan are included in the gross incomes of Participants in the earlier of (a) the taxable year in which the amount is actually or constructively received, or (b) the latest of the following years:  (1) the calendar year in which the termination occurs, (2) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which payment is administratively practicable.  The Employer retains the discretion to terminate the Plan if (1) the termination does not occur proximate to a downturn in the financial health of the Employer; (2) all arrangements sponsored by the Employer or any related Employer that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c) if the same service provider participated in all of the arrangements are terminated, (3) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements, (4) all payments are made within 24 months of the termination of the arrangements, and (5) neither the Employer nor any Related Employer adopts a new arrangements that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c), if the same service provider participated in both arrangements, at any time with the three year period following the date of termination of the arrangement.  The Employer also reserves the right to terminate the Plan and accelerate the time and form of payment of all amounts to be distributed under the Plan under such conditions and events as may be prescribed by the Commissioner in generally applicable guidance published in the Internal Revenue Bulletin.

9.4           Distribution Upon Termination of the Plan.  Except as provided in Section 8.3, the Plan may not be terminated before the date on which all amounts credited to all Participant Accounts have been distributed in accordance with the terms of the Plan.

ARTICLE 10.
THE TRUST

10.1           Establishment of Trust:  The Employer may but is not required to establish a trust to hold amounts which the Employer may contribute from time to time to correspond to some or all amounts credited to Participants under Article 5.  If the Employer establishes a trust, the provisions of Sections 9.2 and 9.3 shall become operative.

10.2           Grantor Trust:  Any trust established by the Employer shall be between the Employer and a trustee pursuant to a separate written agreement under which assets are held, administered and managed, subject to the claims of the Employer's creditors in the event of the Employer's insolvency, until paid to the Participant and/or his Beneficiaries.  The trust is intended to be treated as a grantor trust under the Code, and it is intended that the establishment of the trust shall not cause the Participant to realize current income on amounts contributed thereto.  The Employer must notify the trustee in the event of a lawsuit regarding the Plan or regarding its bankruptcy or insolvency.

Investment of Trust Funds.  Any amounts contributed to the trust by the Employer shall be invested by the trustee in accordance with the provisions of the trust and the instructions of the Committee.

ARTICLE 11.
PLAN ADMINISTRATION

11.1           Powers and Responsibilities of the Employer.  The Employer shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.  The Employer's powers and responsibilities include, but are not limited to, the following, which powers and responsibilities shall be exercised in its sole discretion:

(a)	To make and enforce such rules and regulations as it deems, in its sole discretion, necessary or proper for the efficient administration of the Plan;

(b)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, in its sole discretion, subject to review by the Committee.

(c)	To administer the claims and review procedures specified in Section 10.3;

(d)	To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan in its discretion;

(e)	To determine the person or persons to whom such benefits will be paid in its discretion;

(f)	To authorize the payment of benefits;

(g)	To comply with any applicable reporting and disclosure requirements of Part 1 of Subtitle B of Title 1 of ERISA;

(h)	To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(i)	To allocate and delegate its responsibilities in its discretion, including the formation of any administrative sub-committee to administer the Plan.

11.2           Powers and Responsibilities of the Committee.  The Committee shall be responsible (a) for determining the interest rate to credit to Participant's Accounts pursuant to Section 5.3, and (b) for the review of denied claims pursuant to Section 10.3(b) in its sole discretion.  In the course of reviewing a denied claim, the Committee shall have the power to interpret the Plan, in its sole discretion, and its interpretation thereof shall be final, conclusive and binding on all persons claiming benefits under the Plan.

11.3           Claims and Review Procedures.

(a)           Claims Procedure.  If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Employer.  If any such claim is wholly or partially denied, the Employer will notify such person of its decision in writing.  Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review.  Such notification will be given within 90 days after the claim is received by the Employer (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period).  If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

(b)           Review Procedure.  Within 60 days after the date on which a person receives a written notification of denial of claim (or, if written notification is not provided, within 60 days of the date denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Company for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Company.  The Company will notify such person of its decision in writing.  Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions.  The decision on review will be made within 60 days after the request for review is received by the Company (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Company to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period).  If the decision on review is not made within such period, the claim will be considered denied.

11.4           Plan Administrative Costs.  All reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Employer or Company in administering the Plan shall be paid by the Plan, to the extent not paid by the Employer.

ARTICLE 12.
MISCELLANEOUS

12.1           Unsecured General Creditor of the Employer.  The Plan at all times shall be entirely unfunded.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer or any Related Employer.  For purposes of the payment of benefits under the plan, the assets of the Employer or of any Related Employer shall be, and shall remain, the general, unpledged, unrestricted assets of the Employer or of such Related Employer, respectively.  The Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

12.2           Employer's Liability. The Employer's liability for the payment of benefits under the Plan shall be defined only by the Plan and by the deferral agreements entered into between a Participant and the Employer.  The Employer shall have no obligation or liability to a Participant under the Plan except as provided by the Plan and a deferral agreement or agreements.

12.3           Limitation of Rights.  Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to the Participant or any other person any legal or equitable right against the Employer, the Committee or any Related Employer except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby.

12.4           Anti-Assignment.  Except as otherwise provided in connection with a division of property under a domestic relations proceeding under state law and subject to Section 9(iii), no right or interest of the eligible employees or retirees under this Plan shall be subject to involuntary alienation, assignment or transfer of any kind.  An eligible employee may voluntarily assign his or her rights under the Plan.  Ashland, the Board, the Committee and any of their delegates shall not review, confirm, guarantee or otherwise comment on the legal validity of any voluntary assignment.  Ashland and its delegates may review, provide recommendations and approve submitted domestic relations orders using procedures similar to those that apply to qualified domestic relations orders under the qualified pension plans sponsored by Ashland.  A domestic relations order intended to assign a benefit hereunder to a former spouse of an eligible employee must be delivered to the Company.  The Company will review the order to determine if it is qualified.  Upon notification by the Company that the order is qualified, the spouse will be able to elect a distribution of the assigned benefit by the end of the fifth calendar year following the calendar year during which the Company notifies the former spouse that the order is qualified.  In all events, the entire assigned benefit must be distributed by the end of the fifth calendar year following the calendar year during which the Company notifies the former spouse that the order is qualified.  Notwithstanding anything in the Plan to the contrary, if an assigned benefit is equal to or less than the adjusted Code section 402(g) limit it shall be distributed to the former spouse as soon as administratively possible.  The amount of assigned benefits shall be calculated in a manner consistent with the table summary attached hereto and incorporated herein as Appendix A.  The Company may prescribe procedures that are consistent with this Section 5 and applicable law to implement benefit assignments pursuant to qualified orders.

12.5           Facility of Payment.  If the Employer determines, on the basis of medical reports or other evidence satisfactory to the Employer, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Employer may disburse such payments to a  person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient.  The receipt by such person or institution of any such payments, and any such payment to the extent thereof, shall discharge the liability of the Employer for the payment of benefits hereunder to such recipient.

12.6           Notices.  Any notice or other communication required or permitted to be given in connection with the Plan shall be in writing and shall be deemed to have been duly given (i) upon request, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by facsimile or electronic transmission, and (iii) on the third business day following mailing, if mailed first-class, postage prepaid, registered or certified mail as follows:

(a)	If it is sent to the Employer or Company, it will be at the address specified by the Employer; or

(b)	If it is sent to a Participant or Beneficiary, it will be at the last address filed with the Employer by the Participant (or Beneficiary).

12.7           Tax Withholding.  The Employer shall have the right to deduct from all payments or deferrals made under the Plan any tax required by law to be withheld.  If the Employer concludes that tax is owing with respect to any deferral or payment hereunder, the Employer shall withhold such amounts from any payments due the Participant or his Beneficiary, as permitted by law, or otherwise make appropriate arrangements with the Participant or his Beneficiary for satisfaction of such obligation.  Tax, for purposes of this Section 11.7, means any federal, state, local, foreign or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to Participants or Beneficiaries under the Plan.

12.8           Indemnification.  To the fullest extent allowed by law, the Employer shall indemnify and hold harmless each member of the Committee and each employee, officer, or director of the Employer or any Related Employer to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorneys' fees) which arise as a result of his actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Employer or and Related Employer.  Notwithstanding the foregoing, the

Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Employer consents in writing to such settlement or compromise.

12.9           Permitted Acceleration of Payment  The Employer, in its sole discretion, may accelerate the time in which payment shall be made under the Plan to: (a) an individual other than the Participant as may be necessary to fulfill a domestic relations order within the meaning of Code Section 414(p)(1)(B), (b) the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his position in which the Participant would otherwise not be able to participate under an applicable rule), determined in accordance with Treasury Regulation Section 1.409A-3(j)(4)(iii)(B), (c) pay the FICA tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) on compensation deferred under the Plan, (d) pay the income tax at source on wages imposes under Code Section 3401 or the corresponding withholding provisions of the applicable, state, local or foreign tax laws as a result of the payment of any FICA tax described in clause (c), and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes, (e) pay state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant, (f) pay the income tax at source on wages imposed under Code Section 3401 as a result of the payment described in clause (e) and to pay the additional income tax at source on wages imposed under Code Section 3401 attributable to such additional Code Section 3401 wages and taxes, (g) satisfy the debt of a Participant to the Employer or any Related Employer where such debt is incurred in the ordinary course of the service relationship between the Participant and the Employer or Related Employer, as applicable, the entire amount of the reduction in any Plan year does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant, and (h) pay the amount required to be included in gross income as a result of the failure of the Plan to comply with the requirements of Code Section 409A.  The total payment under clauses (c) and (d) shall, in no event, exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax.  The total payment under clause (e) shall, in no event, exceed the amount of such taxes due as a result of participation in the Plan.  The total payment under clauses (e) and (f) shall, in no event, exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount. The total payment under clause (h) shall, in no event, exceed the amount required to be included in income as a result of the failure to comply with requirements of Code Section 409A.

12.10           No Guarantee or Employment or Participation.  Nothing in the Plan shall interfere with or limit in any way the right of the Employer to terminate any Participant's employment at any time and for any reason, nor confer upon any Participant any right to continue in the employ of the Employer or any Related Employer.  No employee of the Employer shall have a right to be selected as a Participant under the Plan or, if selected, to continue to participate for any Plan Year.

12.11           Unclaimed Benefit.  Each Participant shall keep the Employer informed of his current address and the current address of his Beneficiary.  The Employer shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Employer within three years after the date on which payment of the Participant's vested Account is scheduled to be made (or to commence), payment may be made as though the Participant had died at the end of the three-year period.  If within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Employer is unable to locate the Beneficiary of the Participant, then the Employer shall have no further obligation to pay any benefit hereunder to such Participant or Beneficiary or any other person and such benefit shall be irrevocably forfeited.

12.12           Governing Law.  The Plan will be construed, administered and enforced according to the laws of the Commonwealth of Kentucky without regard to principles of conflicts of law to the extent not otherwise preempted by the Code or by ERISA.

12.13           Erroneous Payment.  Any amount paid under this Plan in error to a Participant or to a Participant's Beneficiary shall be returned to the Employer. A payment made in error does not create on the part of the recipient a legally binding right to such payment.